UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2009

FUSHI COPPERWELD, INC.

(Exact name of registrant as specified in charter)

Nevada	0-19276	13-3140715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Shuang Qiang Road, Jinzhou, Dalian, People’s Republic of China	116100
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (011)-86-411-8770-3333

  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 13, 2009, Fushi Copperweld, Inc. (the “Company”), entered into a Notes Purchase Agreement (the “Agreement”) with Citadel Equity Fund Ltd. (“Citadel”), whereby the Company would repurchase and cancel the remaining 50 Notes of the Company’s 3.0% Guaranteed Senior Secured Convertible Notes due 2012 (the “Notes”) of US $100,000 principal amount each, convertible into shares of common stock of the Company, par value $0.0005 per share (the “Common Stock”).  The Company originally issued 100 Notes pursuant to an indenture (the “Indenture”) dated as of January 25, 2007, among the Company, Fushi Holdings, Inc., as guarantor and The Bank of New York, as trustee.  Citadel is currently the sole beneficial holder of the remaining 50 Notes with an aggregate principal amount of US$5,000,000.  The purchase price for the Notes is payable by a combination of cash and 440,529 issued shares of Common Stock (the “Shares”).

Pursuant to the Agreement, the Company will repurchase and cancel the remaining Notes at a purchase price determined as follows (the “Purchase Amount”):

(1)  At least 20 Notes repurchased by the Company on or prior to October 9, 2009 (the “First Closing Date”) shall be repurchased at 200% of their face value, provided that no less than 20 Notes shall be repurchased by the Company on or prior to October 9, 2009, with the minimum amount of US$4,000,000 being payable to Citadel through the issuance of the Shares. The value of the Shares is US$9.08 per share, for an aggregate value of US$4,000,000.

(2) Any Notes remaining outstanding after the First Closing Date (including, without limitation, any Notes remaining outstanding as a result of the Company’s failure to repurchase at least 20 Notes on the First Closing Date) shall be repurchased by the Company for cash on or prior to November 9, 2009, at 202% of their face value.

In the event any Notes remaining outstanding after the First Closing Date are not repurchased in full by the Second Closing Date, the Company shall pay default interest in the amount of five percent (the “Default Amount”) of the amount of the Purchase Price outstanding, which shall be paid no later than 15 business days from the Second Closing Date.  If the Company fails to pay the Default Amount within the 15 business day period, Citadel shall have the right to exercise any right or remedy it may have under the Agreement including, without limitation, the right to sell any or all Notes failed to be repurchased by the Company on such terms as Citadel may see fit.  If the price received by Citadel from any such sale is less than the Default Amount it would have been entitled to receive, the Company shall upon demand by Citadel pay the difference to Citadel in cash.

Citadel has agreed to take all such further actions necessary to provide for the full discharge of the Indenture and the release of any and all liens by Citadel on the equity interests of the Company upon the payment in full of the Purchase Amount.

In consideration of the obligations by the Company under the Agreement, Citadel agreed (1) so long the Company is not in violation of its obligations under the Agreement, to waive its rights as a holder of the Notes to require a repurchase of the Notes by the Company pursuant to the Indenture to the extent applicable, (2) so long as the Company is not in violation of its obligations under the Agreement, with respect to the Notes to be sold in accordance with the Agreement, to not, on or before the applicable Closing Date, sell, transfer, pledge, convey or otherwise dispose of its interest in such Notes, exercise any right to convert such Notes to common stock of the Company or exercise or instruct the Trustee to exercise any rights or remedies that the holders of such Notes have against the Company under the Indenture, (3) upon the Company’s payment in full of the Purchase Amount, to execute a document to terminate the Amended and Restated Investor Rights Agreement entered into on June 4, 2008 by and between Citadel, the Company and other affiliates of the Company named therein (the “Rights Agreement”) and (4) so long as the Company is not in violation of its obligations under the Agreement and subject to payment in full of the Purchase Amount, from the date of the Agreement, to suspend the obligations of the Company’s compliance with the Company’s covenants in Article 4 of the Indenture, to waive any Defaults or Events of Default (as defined in the Indenture) that may currently or may then exist under the Indenture and to waive its rights under Section 3 of the Rights Agreement relating to its right of first refusal for future securities offerings.

Registration Rights

Pursuant to the Agreement, the Company has agreed to register the Shares for resale on a Registration Statement, and to cause such Registration Statement to be declared effective under the U.S. Securities Act of 1933, as amended, within thirty calendar days after the First Closing Date.

Lock-Up

Pursuant to the Agreement, Citadel has agreed to a lock-up on the sale, transfer or other disposition of the Shares (other than to its affiliates in a non-public sale, provided that such affiliates shall agree in writing to be bound by the lock-up) for a period of  60 days from the earlier of (i) the effective date of the Registration Statement, or (ii) October 20, 2009.

A copy of the Agreement is attached hereto as Exhibit 10.1. The description of the Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

10.1	Notes Purchase Agreement dated as of August 13, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: August 19, 2009
/s/ Chris Wang
Chris Wang
Chief Financial Officer and President